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Exhibit 99.2

IHOP Corp.
Strategic Financial Alternatives Conference Call Script—FINAL

Stacy Roughan—Management and Safe Harbor Introductions

        Good morning and thank you for joining us for IHOP's strategic financial alternatives conference call. Today, with us from management is Julia Stewart, president and CEO, and Tom Conforti, CFO.

        Management's formal remarks will be accompanied by a slide presentation which is available on the company's website, www.ihop.com. If you have access to the Internet and haven't already done so, please take a moment to bring up the presentation on your computer screen to follow along with management's presentation.

        Before I turn the call over to management, I would like to remind you that today's conference call contains forward-looking statements as noted in slide number two. These forward-looking statements include such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the company's new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

        Now, I'd like to turn the call over to Julia Stewart.

Julia Stewart—Introductory Remarks

        Thank you, Stacy and welcome everyone. I'm pleased to be here today to review our decision to return cash to our shareholders.

Moving to Slide 3...

        Let me quickly go over the agenda for today's call. First, we will provide an overview of the operating model transition which is now underway at IHOP. Our new operating model provides significant financial benefits for our company and was an essential element in the decisions we announce today. Then, we will walk you through the strategic alternatives we considered to determine the right financial choices for our company and our shareholders. We will detail our decision to pursue an ongoing dividend and share repurchase as ways to return cash to shareholders. Finally, we will provide an overview of our plans to introduce new segment reporting information beginning in the first quarter 2003.

Moving to Slide 4...

        When I came to IHOP, one of the first steps I took was to look at our company to determine the best ways to grow the business. From this process, I decided to engage consultants I had worked with before—Mars & Co.—to evaluate various options. From our joint effort, management and our Board made the decision to fundamentally change our operating model. As we announced in January, we made the decision to transition from a company-financed development model to a traditional franchise model. This change will enable IHOP to leverage our entrepreneurial base of franchisees and extend our franchising options to add additional restaurants to our system. Most importantly, it will allow IHOP to focus on effectively growing the brand and providing improved operational support to our system. We believe this will lead to a stronger business system for IHOP and our franchisees and create long-term shareholder value.

        We believe our new operating model has significant advantages for our investors. Our new model will generate positive, ongoing free cash flow and improve our return on investment. This will allow us to re-deploy cash to support brand and operational efforts and to pursue other strategic objectives.

Moving to Slide 5...

        As we indicated to you in the past, we have been working for some time to examine all of our strategic financial options. Our decision to pay out an ongoing quarterly dividend was the best of several options we considered. Working with our bankers Salomon Smith Barney and Mars & Co., we looked at a number of alternatives to distribute cash to shareholders. Let's go through the alternatives we considered:

        The first option was to "stay the course". We felt this was not an attractive option because our new operating model will provide for regular, ongoing streams of cash flow. This, coupled with the elimination of capital expenditures associated with new restaurant development, would generate free cash flow in the amounts of $40 to $50 million annually. We now believe it is a prudent time to begin to return cash to our shareholders.

        In addition, we examined two major balance sheet monetization options—selling our receivables and securitizing our royalty revenue and receivables. We have decided not to pursue these options. Tom will cover our rationale for these decisions in a moment.

        We did choose the option of an ongoing cash dividend. We did so largely because this allows us to return cash to shareholders while also pursuing our business-building agenda and avoiding unhealthy levels of debt. We believe this combination is in the best interests of our shareholders.

Moving to Slide 6...

        Taking into account all our options, we believe instituting a dividend payment combined with a continued share buyback program is the best financial vehicle to return cash to our shareholders. Beginning in the second quarter of 2003, IHOP will pay its first quarterly dividend of $0.25 per share on May 19, 2003 to shareholders of record May 1, 2003. It is the Board's intention to continue to pay dividends each quarter. With our current level of shares outstanding, that amounts to over $20 million in cash annually returned to shareholders—a significant portion of the $40 to $50 million in free cash flow that our core business will generate on an ongoing basis.

        Additionally, we will continue our share repurchase program under our current authorization to buyback 2.6 million shares. The share buyback will be accomplished through open market purchases as well as block transactions.

        IHOP believes that this is the most viable, shareholder-friendly means to distribute cash. I am confident that this is the right decision for our business and our shareholders.

        For more on that, I'd like to turn the call over to our CFO, Tom Conforti.

Tom Conforti—Alternatives Overview and Segment Reporting

        Thanks. As Julia just said, we entered this process looking at what would be right for our shareholders and the business. After extensive review with our banker and consultants, we decided on the path that Julia just described.

Moving to Slide 7...

        As she mentioned, we did consider all options. Let's look at one of the options—the sale of franchise fee and equipment receivables. We had our banker market the receivables to likely third-party purchasers. The feedback we received was that the sale would require a large discount for the transaction to be completed. It was apparent that these receivables were far more valuable to us than to a third party. Upon a sale of the receivables, IHOP also would incur an immediate, significant tax liability. This tax liability would have dramatically reduced the amount of proceeds available to shareholders. Finally, the sale of these receivables would have caused us to violate covenants under existing debt instruments. In order to sell the receivables, we would have been required to prepay these debt instruments and incur substantial prepayment penalties. Taking these factors into account, it became clear that a sale of the receivables was not feasible or desirable.

Moving to Slide 8...

        The second major monetization option we looked at was securitizing our royalty revenue and notes. We rejected this for a couple of very important reasons. First, our leverage ratios would have increased substantially, reflecting our increased obligations. This would place IHOP among the most highly leveraged public companies in the restaurant industry—and substantially above the norm.

        In addition to a substantially levered balance sheet, there were high economic costs associated with securitization. They included high transaction costs associated with completing the deal as well as high prepayment penalties due to repayment of our existing debt.

Moving to Slide 9...

        Therefore, as Julia mentioned earlier, we have chosen to implement a quarterly dividend and pursue share repurchases. Starting in 2004, our new operating model will generate substantial ongoing streams of cash, and an ongoing dividend payment reflects our confidence in our new model. We will not only be able to return cash to shareholders, but also invest in critical business building activities, including brand and operational initiatives as well as other strategic uses of cash. Our share buyback will provide us with another way to return cash to shareholders.

Moving to Slide 10...

        On our fourth quarter call, some of you requested additional visibility on our new operating model. We announce today that effective in the first quarter 2003, IHOP will report our operating results across four key segments of the business. Let me take a moment to describe these segments and the rationale behind their creation. These four segments include Franchise Operations, Financing Operations, Rental Operations and Company Operations.

  •
  Franchise Operations reflect our core business going forward and includes Royalty, Merchandise, Advertising and Core "Franchise" Fee. As we shared in the past, royalties are equivalent to 4.4% of system sales. Merchandise reflects the revenue and costs associated with the sale of pancake batter to restaurants and its margin approximates .65% to .7% of total system sales. Today, advertising reflects the 3% of system sales that we collect from franchisees. This is a zero margin source of revenue as it is offset completely by an equivalent spend. In developing our new segments, we wanted to establish the concept of a core franchising fee. This is equivalent to $50,000 per unit opened, whether it was company developed or franchised developed.

  •
  Financing Operations reflects the financing business we are exiting. The two major components of this segment include our development/franchising component of our franchise fee—that amount of the fee greater than $50,000—plus the full amount of our equipment receivable which averages $350,000 per unit and interest on franchise and equipment notes. We've disclosed that at the end of 2002 the combined balance of franchise and equipment note receivable was $200 million with an average interest rate of approximately 11%. On the cost side, it is largely the cost of the equipment, plus all interest expense not associated with capital leases.

  •
  Rental operations include revenue from operating leases and interest income from direct financing leases. On the expense side, cost includes rental expense on operating leases plus interest expense on capital leases, which average about 10% to 11%. This basically offsets interest income on direct financing leases. The final cost component in this segment is depreciation associated with leasehold improvements.

  •
  Company Operations reflects retail revenue and costs associated with company-operated restaurants.

        This new segment reporting reflects our mindset in running our business going forward and we hope it will give you greater visibility to our company's performance.

Moving to Slide 11...

        We analyzed our business going forward using these new segments and wanted to share some of the findings from our analysis. In our core scenario, we modeled our growth through 2007 and expect double-digit growth rates for Franchise Operations over that period due to overall system growth, with unit and comp store growth assumptions as its key drivers. Over time, we anticipate our financing business will decline as development/financing fees disappear after 2003 and interest on receivables declines as base receivables decline. Even though we will be adding no new rents to our receivable position after 2003, we anticipate modest growth in our rental operations going forward due to built in escalation clauses in existing rent deals. All of these trends are based on our core operating scenario and don't reflect the use of substantial cash balances that will be generated by our business. We believe this represents a source of financial upside to these projections.

        Now, I'd like to turn the call back to Julia.

Julia Stewart—Q&A Wrap Up

        Thanks, Tom. And one last note... Today, we also reaffirmed our fiscal 2003 EPS guidance, which we expect to be between $1.55 and $1.70.

        I hope the detail we have reviewed with you today provides you with a deeper understanding of all the components we took into consideration prior to making today's announcement. We are very excited about our ability to return cash to shareholders and hope you share in our enthusiasm. We have a lot of work ahead of us in this transition year. But, with our new operating model and strong financial position, I'm confident in our ability to create increasing value to our shareholders and realize our vision to become number one in family dining.

        Now, we'd be pleased to answer any questions you might have. Operator?

Julia Stewart—Closing

        Thank you for joining today's conference call. Should you have any additional question, please feel free to call Tom or me directly. Thank you.

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IHOP Corp. Strategic Financial Alternatives Conference Call Script—FINAL